Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated September 22, 2006 accompanying the consolidated financial statements and schedule included in the Annual Report of Misonix, Inc. and Subsidiaries on Form 10-K for the year ended June 30, 2006.  We hereby consent to the incorporation by reference of said report in the Registration Statements of Misonix, Inc. and Subsidiaries on Forms S-8 (File No. 333-130874, effective January 5, 2006, File No. 333-63166, effective June 15, 2001, File No. 333-78795, effective May 18, 1999 and File No. 333-18907, effective March 21, 1997).

/s/ GRANT THORNTON LLP

Melville, New York
September 28, 2006